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                                                                    EXHIBIT 21.1

                              EURONET SUBSIDIARIES

The subsidiaries of Euronet that are directly or indirectly wholly owned are:

     .    EFT Services Holding B.V., incorporated in the Netherlands

     . Euronet Banktechnikai Szolgaltato Kft. ("Bank Tech"), incorporated in Hungary

     . Euronet Adminisztracios Szolgaltato Kft. ("Administrative Services") (formerly SatComNet), incorporated in Hungary

     .    Bankomat 24/Euronet Sp. z o.o. ("Bankomat"), incorporated in Poland

     .    EFT-Usluge d o.o., incorporated in Croatia

     .    Euronet Services GmbH, incorporated in Germany

     .    EFT Services France SAS, incorporated in France

     .    Euronet Services spol. s.r.o., incorporated in the Czech Republic

     .    Euronet Services SRL, incorporated in Romania

     .    Euronet Services (UK) Limited, incorporated in the United Kingdom

     . Euronet USA Inc. (formerly Arkansas Systems, Inc.) ("Euronet USA") incorporated in Arkansas, United States of America

     . EFT Processing services LLC ("Dash"), incorporated in Arkansas, United States of America

     . Euronet Holding N.V., incorporated in the Netherlands Antilles (in liquidation)

     .    Euronet Eft Services Hellas, incorporated in Greece.

Euronet also has indirect shareholdings in the following companies that are not wholly owned:

     . Euronet Sigma Nusantara, incorporated in Indonesia, of which 80% of the shares are owned by EFT Services Holdings BV.

     . CashNet Telecommunications Egypt SAE ("CashNet"), an Egyptian company limited by shares, of which 10% of the shares are owned by EFT Services Holdings BV.